Exhibit 10.03

FAIRCHILD INCENTIVE PLAN

Amended and Restated Effective April 1, 2009

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FAIRCHILD INCENTIVE PLAN

(As Amended and Restated Effective April 1, 2009)

1.	Objective and Structure

The Fairchild Incentive Plan (the “Plan”) is designed to help retain eligible employees and reward them for contributing to the success and profitability of the Company. These objectives are accomplished by making incentive awards under the Plan and providing Participants with a proprietary interest in the growth and performance of the Company. The Plan is a non-ERISA cash bonus plan providing cash awards on a periodic basis to eligible Fairchild employees based on measures of business performance for the measurement period. The Plan, as set forth in this document and amended hereafter, also may be referred to by the acronym FIP.

2.	Definitions

Whenever used in the Plan, unless otherwise indicated, the following terms shall have the respective meanings set forth below:

Award:	The amount, if any, to be paid to a Plan Participant for a particular Measurement Period.

Award Date:	The date on which a FIP Award, if any, is due to be paid. Awards may be issued once or twice for each Company fiscal year so there shall be annual or semi-annual Award Dates. They shall be no later than sixty (60) days after the last day of each Measurement Period, or fifteen (15) days after consolidated financial statements for the Measurement Period are completed and accepted by the Company, whichever deadline is later.

Company:	Fairchild Semiconductor Corporation (“FSC”) or any corporate successor or assign which adopts or assumes the Plan. For purposes of eligibility to participate in the Plan, the term “Company,” as used herein, may also refer to any subsidiary or affiliate of FSC which adopts the Plan with the approval of FSC.

Committee:	The Plan administrator shall be a committee consisting of the Executive Vice President and CFO, Senior Vice President, Human Resources, and the Senior Vice President and General Counsel. The Committee shall be responsible for the administration of the Plan, as provided in Article 8 below, but may delegate routine administrative or clerical duties to one or more officers or employees of the Company. The actions, duties and responsibilities of the Committee noted and called for herein, are subject to the approval and discretion of the Chief Executive Officer of the Company where stated herein.

Disability:	Inability to perform any services for the Company, combined with eligibility to receive disability benefits under the standards used by the Company’s long-term disability benefit plan.

Employee:	An individual in the regular full-time or regular part-time employ of the Company (or having comparable status in any foreign location of the Company, as determined by foreign management and approved by the Committee based on applicable local laws, customs and practices) at any time during the Measurement Period, not including any non-regular employees. Members of a collective bargaining unit, if any, shall be considered Employees for purposes of the Plan only if they satisfy the eligibility conditions of the preceding sentence and their collective bargaining agreement provides for their participation in the Plan. Any regular employees in a class that is eligible for a different incentive plan – including, without limitation: (i) sales, marketing and other employees who are eligible for the Company’s Sales Incentive Plan (or any successor plan thereto); (ii) any newly acquired employees who remain subject to either their prior employer’s incentive or bonus plan or to any special or transitional incentive or bonus plan assumed or adopted by the Company in connection with the acquisition of such employees; and (iii) any other group of one or more employees who the Committee determines either is covered by a different bonus or incentive plan or arrangement (except for the Company’s Key Technologist Incentive Award Plan) or shall not be covered by this Plan nor any other bonus or incentive plan or arrangement -- shall not be considered Employees under this Plan for any Measurement Period during which they fall within any such exclusion, except to the extent otherwise determined by the Committee or otherwise specified herein. Employees who are subject to a separate incentive or bonus pay formula pursuant to a written employment agreement entered into with their employer and to which the Company or subsidiary becomes obligated also shall be excluded from eligible Employee status under this Plan for any Measurement Periods to which that other arrangement applies, the same as if such Employees were instead covered by another group incentive plan, in accordance with the preceding rules.

Extraordinary Occurrence:	An event that, in the opinion of the Committee and with the Chief Executive Officer’s concurrence, is beyond the significant influence of Plan Participants or the Company and causes a significant unintended effect, positive or negative, on Company operating and financial results for a particular Measurement Period.

Measurement Period:	The period of performance on which Awards are based. The Measurement Periods shall be the annual or semi-annual periods corresponding to the fiscal year or the first half and the second half, respectively, of the Company’s fiscal year. The Committee shall have sole discretion in determining whether the Measurement Period shall be annual or semi-annual.

Participant:	An Employee who at the time shall be a Participant in accordance with the provisions of Article 4.

Participation Levels:	The allocation of Participants into groups, by job code level or management selection, as set forth in Article 4 and 5, for which a single Target Award level applies within the group (i.e., for that Participation Level). Different Target Award levels may apply to different groups and within the same job code level, at the discretion of the Chief Executive Officer. Absent any such special designations by the Chief Executive Officer, unless otherwise provided in this Plan a uniform Target Award level of 5% of Qualified Earnings shall apply to all Participants, so there shall be just one Participation level as well.

Performance Goal:	Levels of performance shall be set in accordance with one or more financial and strategic goals developed by the Chief Executive Officer (with Board approval) for the Company and, if further desired, for any division, department, or other business unit or Employee group within the Company. For each goal up to three levels of performance may beset, as follows:

(i) Threshold The minimum acceptable level of performance for which an Award may be earned on a particular Performance Goal; generally, achieving 50% or more of the Target level of performance.

(ii) Target Achieving 100% of the Target level of performance.

(iii) Stretch Achieving more than 100% of the Target level of performance.

A Participant’s FIP Award typically (subject to Section 6.C.) shall be determined by multiplying the percentage by which the Company’s performance compares to the performance Target times the Participant’s Target Award level, as determined under Section 5 below, for the Measurement Period. For example, if the Company attains an approved Target performance level of 80%, a Participant with a 5% Target Award level would be entitled to 80% of 5%, or 4% of Qualified Earnings, as the FIP Award. However, if the Company attains an approved Target performance level in excess of 100% level for the Measurement Period, then whether any FIP Award is payable above 100% of a Participant’s Target Award level shall be determined by the Company’s Chief Executive Officer, who shall have full discretion to determine the amount (if any) of such additional FIP Award, subject to the approval of the Board of Directors.

Qualified Earnings:	The measure of compensation used to determine benefit amounts under this Plan. Qualified Earnings generally consist of certain amounts paid to the Participant by the Company for services rendered during the Measurement Period as an Employee of the Company. For purposes of this Plan, Qualified Earnings shall include base compensation, but shall exclude all bonuses (including within this exclusion, without limitation, sign-on bonuses, relocation bonuses, retention bonuses, Key Technologist Incentive Awards, awards under any other incentive plan in which the Employee is permitted to participate simultaneously with participation in this Plan, and any other amount payable in the nature of a bonus), shift differentials, fringe benefits and extraordinary items. Overtime payments on the Company’s United States payroll shall be included in Qualified Earnings, but overtime payments on any foreign payroll shall be excluded. The Committee has the authority and discretion to determine (i) to what extent the foregoing inclusions and exclusions must be altered to comply with local legal requirements in any particular foreign jurisdiction, and (ii) whether to include or exclude other items of compensation (such as, but not limited to, equalization pay for temporary relocation assignments) in determining Qualified Earnings for Employees in particular jobs or locations based on legal standards and customary practices applicable to that job or location.

Target Award:	The Award, expressed as a percentage of Qualified Earnings, that is earned by a Participant for the Company’s achievement of the Target level of performance. Unless otherwise stated in this Plan the Target Award level shall be five percent (5%) of Qualified Earnings.

3.	Effective Date

The Plan was originally established effective on March 11, 1997, which was the closing date of the reorganization of the three Fairchild divisions of National Semiconductor Corporation (the Discrete, Logic and Memory divisions) pursuant to the Agreement and Plan of Recapitalization between Sterling Holding Company, LLC and National Semiconductor Corporation, dated January 31, 1997. This amendment and complete restatement of the Plan is effective April 1, 2009, and applies to awards for any Measurement Period which begins on or after that effective date.

4.	Eligibility for Plan Participation

A. Except as otherwise provided in this Article 4, all Employees shall participate in this Plan for every Measurement Period for which, as of the last day of the Measurement Period: (i) the individual is employed as an Employee by the Company and (ii) the Plan remains in effect.

B. An Employee who, as of the last day of a FIP Measurement Period, is participating in any other incentive or bonus plan sponsored or assumed by the Company generally shall not be eligible to receive any FIP Award for that Measurement Period; provided, however, this exclusion from participation shall not apply to participants in the Company’s Key Technologist Incentive Award Plan (who may participate in both plans simultaneously), nor to any individual who is participating simultaneously in any other bonus or incentive plan which the Committee (with the Chief Executive Officer’s concurrence) determines will not disqualify the individual from simultaneous participation in this Plan. In addition, if the Measurement Period is semi-annual, and as of the last day of the first semi-annual FIP Measurement Period during a Company fiscal year, an employee is participating in an incentive or bonus plan assumed or sponsored by the Company, having an annual measurement period and covering a select group of management or highly compensated employees and the Employee ceases participation in that plan during the year’s second FIP Measurement Period and so loses eligibility for the annual award under such other plan, then the individual shall immediately become eligible to participate in this Plan and as promptly as practicable the Employee will be paid the FIP Award (if any) that the Employee would have been entitled to for the year’s first Measurement Period had the Employee not been participating in such other plan.

C. An Employee who becomes entitled to a bonus payment under another bonus or incentive plan with respect to a measurement period which matches or substantially overlaps any Measurement Period under this Plan shall not be eligible for a FIP Award for that Measurement Period except to such extent as may be determined by the Committee in its sole discretion based on a review of the circumstances primarily for the purposes of preventing a forfeiture of benefits under this Plan but avoiding duplication of bonuses.

D. Participants will be notified of their eligibility and Participation Level during their initial Measurement Period, or by the end of the first quarter beginning after their Employee status commences, if later. Participants will be notified of subsequent changes in their eligibility and Participation Level as appropriate.

E. Newly hired Employees will be added as Participants to the Plan during the Measurement Period.

F. A Participant who is no longer an Employee on the last day of the Measurement Period will not be eligible for any FIP Award for that Measurement Period.

5.	Target Awards and Participation Levels

A. Each Participant will be assigned a Participation Level. If more than one Participation Level is used under the Plan, the Participant’s job code level typically will constitute his Participation Level, but the General Manager or Executive Vice President in charge of a Participant’s business unit may (with the approval of the Chief Executive Officer) assign one or more Participants to a Participation Level represented by a different job code level for purposes solely of determining such Participant’s FIP Award for a given Measurement Period. Any such assignment under this Plan of a Participant to a Participation Level that does not match their job code level shall not constitute a promotion, demotion, transfer or other change in the individual’s employment status or a change in their job code level for any other purpose.

B. One Target Award level, expressed as a percentage of Qualified Earnings, shall be assigned to each respective Participation Level. If multiple Participation and Target Award levels are in use, then they shall be listed on Schedule A, which will be attached to and incorporated as part of this Plan. For every Measurement Period beginning on or after the effective date of this Plan restatement, unless otherwise modified by any such Schedule A the Target Award level for each Participation Level shall be a uniform five percent (5%) of Qualified Earnings.

6.	Calculation and Payment of Awards

A. Factors. A Participant’s FIP Award (if any) is measured by three factors. First, the Participation Level determines what corresponding Target Award level the Participant is eligible for. Second, the Target Award level is the percentage of Qualified Earnings that will be used as one of two products to calculate any FIP Award. Third, the degree to which the Company’s actual financial performance for the Measurement Period compares to the Company’s Performance Goal for that Period produces the other percentage used to calculate the FIP Award.

B. Performance Goal. Before each Measurement Period, the Chief Executive Officer of the Company shall, subject to Board approval, set the Company’s financial Performance Goal for that Period. The Performance Goal shall be based on the attainment of specified levels of one or more of the following measures: earnings per share (EPS), revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), various measures of cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital, return on capital or shareholder return. The Committee may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a Measurement Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and the effect of any discontinued operations reported in the Company’s consolidated statement of operations, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year. That Performance Goal serves as the target level of performance for the Measurement Period.

C. Calculation of Awards. Achievement of 50% to 100% of that Performance Goal target typically will produce, but does not guarantee, a FIP Award equal to the same percentage of the Participant’s Target Award level as the Company’s financial performance achieved relative to its target for the Measurement Period (i.e., multiply the Performance Goal achievement percentage by the Target Award level percentage to produce the percentage of Qualified Earnings payable as the FIP Award). Achievement of less than 50% of the Performance Goal will produce no FIP Award for the Measurement Period because the minimum Threshold performance level was not attained. Achievement of more than 100% of the Performance Goal typically will produce, but does not guarantee, a FIP Award of at least 100% of the Participant’s Target Award level, but any amount in excess of a 100% award shall be determined in the discretion of the Company’s Chief Executive Officer as provided in the definition of “Performance Goal” in Article 2 above. The Committee may, in its discretion, round the Performance Goal achievement percentage to the nearest whole percent before calculating the FIP Awards for any Measurement Period.

The Chief Executive Officer of the Company has complete discretion whether or not FIP Awards will be paid at all, or at the typical level, for a given Measurement Period, based on any factors that officer deems relevant, which may include the Company’s financial position, business objectives and how the Company’s financial performance for that Measurement Period was achieved (i.e., by revenue growth or by cost reduction).

D. Extraordinary Events. Under exceptional circumstances, revisions to Performance Goals may be made by the Chief Executive Officer during the Measurement Period if the business environment or key planning assumptions change significantly from conditions assumed or existing at the start of the Measurement Period. In addition, Performance Goals, performance scales, and Awards may be adjusted in the event there has been an Extraordinary Occurrence during the Measurement Period that:

(i)	affects one or more Performance Goals;

(ii)	unreasonably distorts Award calculations; or

(iii)	results in undue benefit or detriment to the Plan Participants.

Adjustments under the preceding sentence will be made solely for the purpose of neutralizing the effect of the Extraordinary Occurrence. All determinations made by the Chief Executive Officer under this Section 6.D shall be subject to Board approval.

E. Payment. Awards, if any, will be paid in cash in a single sum on or about each Award Date for which an Award is declared. A Participant on approved leave of absence (whether paid or unpaid) shall be paid his or her Award under the Plan at the same time and manner as an active Employee, with no deferral of the Award pending return from the leave, but a Participant who is inactive for reasons other than approved leave of absence or disability shall not be entitled to receive an Award unless and until he or she returns to active employment as an Employee.

7.	Termination of Employment

Any Participant whose employment as an Employee terminates for any reason before the close of a Measurement Period, and who remains a non-Employee as of the last day of that Period, shall forfeit eligibility for any FIP Award for that Measurement Period.

8.	Interpretations and Rule-Making

The Committee shall have the right and power to exercise the following duties, in its sole discretion:

(i)	interpret the provisions of the Plan, and resolve questions thereunder, which interpretations and resolutions shall be final and conclusive;

(ii)	adopt such rules and regulations with regard to the administration of the Plan as it deems necessary in its discretion; and

(iii)	generally take all action to administer the operation of the Plan.

The Chief Executive Officer similarly shall have the right, power and discretion to exercise duties (i) and (ii) above with respect to such matters as are within that officer’s decision-making authority under the Plan.

The Committee may delegate any of its rights and duties under this Plan to one or more officers or employees of the Company, or to an outside service provider, but Section 10.F. below shall not apply to any such outside service provider.

9.	Declaration of Incentives, Amendment or Discontinuance

The Committee, with the approval of the Chief Executive Officer, may:

(i)	determine, on or before an Award Date, not to make Awards, and to modify the amount of any Award, to any or all Participants for the related Measurement Period;

(ii)	make any written modification or amendment to the Plan for any or all Participants; or

(iii)	discontinue the Plan for any or all Participants.

Any amendment or termination of the Plan shall be done by unanimous written action of the Committee and Chief Executive Officer, but the Plan also may be contractually assigned by the Company to, or assumed by, any successor corporation without the need for action under this Article 9.

10.	Miscellaneous

A. Except through beneficiary designations, no right or interest in the Plan is transferable or assignable except by will or the laws of descent and distribution.

B. Participation in this Plan does not guarantee any right to continued employment, and Company management reserves the right to dismiss Participants for any reason whatsoever.

C. The Company shall deduct from Awards under this Plan any taxes or other amounts required by law to be withheld with respect to Award payments.

D. Maintenance of financial information relevant to measuring performance during the Measurement Period will be the responsibility of FSC’s Chief Financial Officer responsible for finance or that officer’s designee.

E. The provisions of the Plan shall not limit, or restrict, the right or power of the Company’s Board of Directors to adopt such other plans or programs, or to make salary, bonus, incentive, or other payments, with respect to compensation of officers or Employees, as in its sole judgment it may deem proper.

F. No member of the Committee or the Company’s Board of Directors, nor the Chief Executive Officer, nor any other officer, employee, representative or agent of the Company, shall have any liability to any person, firm, or corporation based on or arising out of this Plan.

G. This Program shall be governed by the laws of the State of Maine.

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IN WITNESS WHEREOF, this amendment and complete restatement of the Fairchild Incentive Program, having been first duly adopted, is hereby executed below on this 16th day of April, 2009, to take effect on April 1, 2009 as provided herein.

FAIRCHILD SEMICONDUCTOR CORPORATION

By:	/s/ Mark S. Thompson
Mark S. Thompson
Chief Executive Officer

ADMINISTRATIVE COMMITTEE

By:	/s/ Mark S. Frey
Mark S. Frey
Executive Vice President and CFO

By:	/s/ Kevin B. London
Kevin B. London
Senior Vice President, Human Resources

By:	/s/ Paul D. Delva
Paul D. Delva
Senior Vice President, and General Counsel